UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2026

TITAN INTERNATIONAL, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-12936	36-3228472
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Kautz Road, Suite 600, West Chicago, IL 60185
(Address of principal executive offices, including Zip Code)

(630) 377-0486
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	TWI	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 13, 2026, Titan International, Inc. (the “Company”) entered into a deferred compensation arrangement (the "Plan") with Paul G. Reitz, the Company’s President and Chief Executive Officer, whereby the Company awarded Mr. Reitz deferred compensation in the amount of $2.3 million, subject to the vesting and payment terms of the Plan (the "Deferred Compensation Amount"). Payment of the Deferred Compensation Amount will not commence until 2030 and will thereafter be made in a lump sum or installments, as elected by Mr. Reitz in accordance with the terms of the Plan. The Plan and Trust Agreement were approved by the Compensation Committee of the Company's Board of Directors (the "Committee") and the Company's Board of Directors on October 12, 2026.

In connection with the Plan, the Company has established an irrevocable rabbi trust (the "Trust") pursuant to the terms of a trust agreement dated October 13, 2026 (the "Trust Agreement"). Pursuant to the Trust Agreement, the Company will contribute to the Trust approximately 332,370 shares of the Company’s common stock (the "Shares") having a value of approximately $2.3 million based on the average of the high and low trading prices of the Company's common stock on the New York Stock Exchange on October 13, 2026, to assist the Company in funding its obligations under the Plan. The Company has agreed to make additional contributions to the Trust from time to time as required under the Plan.

The assets held in the Trust remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency. Mr. Reitz does not have a preferred claim on, or beneficial ownership interest in, the assets of the Trust, and his rights under the Plan and Trust Agreement are unsecured contractual rights against the Company. The Trustee will make payments to Mr. Reitz and his beneficiaries in accordance with the applicable payment provisions of the Plan and Trust Agreement, although the Company may elect to pay benefits due under the Plan directly rather than through the Trust. To the extent the Trust assets are insufficient to satisfy amounts due under the Plan, the Company remains obligated to pay the balance.

All rights associated with Trust assets, including voting rights with respect to the shares of the Company’s common stock held by the Trust, will be exercised by the Trustee and may not be exercised by Mr. Reitz. The Trust will terminate when Mr. Reitz and his beneficiaries are no longer entitled to benefits under the Plan, at which time any remaining assets will revert to the Company.

Amounts payable to Mr. Reitz will be determined in accordance with the terms of the Plan, and payments from the Trust will be made in accordance with the applicable payment schedule under the Plan.

The foregoing descriptions of the Plan and Trust Agreement do not purport to be complete and are qualified in their entirety by reference to the applicable agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Trust Agreement for the Titan International, Inc. Deferred Compensation Plan for the Benefit of Paul G. Reitz, dated October 13, 2026

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN INTERNATIONAL, INC.
(Registrant)

Date:	October 16, 2026	By:	/s/ PAUL G. REITZ
Paul G. Reitz
President and Chief Executive Officer
(Principal Executive Officer)